Cooperative Agreement

Party A: Harbin Humankind Biology Technology Co. Limited. (hereinafter referred to as Party A)

Party B: Commercial Bureau of Qing’an County, Heilongjiang Province (hereinafter referred to as Party B)

On the principles of mutual reliance, mutual promotion, mutual cooperation and common development, both Party A and Party B come into the following agreement after friendly negotiation, under the background that government lead and coordinate enterprises to cooperate with each other to develop local agriculture deep processing and the related industries.

Article I
Party B is the production base for Party A to produce Green Food, Organic Food and Nuisance-Free Agriculture Products.

Article II
The agriculture products of Party A can be only produced in enterprises of Party B. Party B shall unconditionally meet the market demand of Party A.

Article III
Party A could enjoy the most favorable price and local favorable tax policy.

Article IV
Party A periodically provide to Party B with technique support and advanced production technique (technique training and management staff training).

Article V
Party A shall provide product quality standard and package requirement. Based on requirements of Party A, Party B shall produce Green Food, Organic Food and Nuisance-Free Agriculture Products, including various rice, coarse cereals, special products from mountain, oil, alcoholic drink, vegetable, meat, egg, poultry, and traditional Chinese medicinal materials etc.

Article VI
Party B shall be responsible for providing materials, which need to meet national standard for Green Food, Organic Food and Nuisance-Free Agriculture Products. Party A shall provide product package.

Article VII
Party B shall provide to Party A with quality certificate, the relative certficate and quality testing report for Green Food, Organic Food and Nuisance-Free Agriculture Products.

Article VIII
Party A shall send the production plan to Party B 20 days before each production. The production plan includes product name, specifications, production volume and package etc.

Article IX
Product price is calculated based on the market price when the production plan is sent to Party B and the price fluctuation rate is within 3%.

Article X
Delivery time: within 20 days after Party B received the production plan.

Article XI
Delivery term: Party A shall deliver the products by itself. Party A shall be responsible for transportations if Party B deliver the products.

Article XII
Payment: Party A shall pay 50% of payments to Party B when production plan is sent and the remainder 50% to Party B when Party A takes delivery of the goods.

Article XIII
Party B has no rights to sell the products designated by Party A, unless Party A consents and the products are delivered by Party A.

Article XIV
The production volume shall be up to 30% of production capacity of Party B and incease at a rate of 5% annually at least.

Article XV
As for the matters not covered in this agreement, both parties shall negotiate to solve the problem. This agreement is taken into effect from the signing date on.

Party A: /s/Kai Sun
Harbin Humankind Biology Technology Co. Limited (Seal)

Party B: /s/Jiajun Geng
Commercial Bureau of Suihua City (Seal)

September 17th , 2008